Exhibit 10.02

eBay Inc. 2065 Hamilton Ave. San Jose, CA 95125 U.S.A. Company Tax ID: 77-043092

Notice of Grant of Stock Option (the “Grant Notice”) and
Stock Option Agreement

[INSERT NAME] [INSERT ADDRESS] [INSERT ADDRESS]	Award Number: Plan: Type:	[INSERT NUMBER] 2008 NQ

Effective as of [INSERT DATE] (the “Grant Date”), eBay Inc., a Delaware corporation (the “Company”), pursuant to its 2008 Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual named above (“Participant”) a Non-Qualified Stock Option award (the “Option”) to purchase [INSERT NUMBER] shares of Stock at US$[INSERT PRICE] per share (the “Exercise Price”). This Option is subject to all of the terms and conditions set forth in this Grant Notice, the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) (including without limitation the performance-based vesting conditions set forth in Appendix A), the special provisions for Participant’s country, if any, attached hereto as Exhibit B, and the Plan, and any applicable sub-plan to the Plan for Participant’s country, all of which are incorporated herein by reference. Any capitalized terms used in this Grant Notice without definition shall have the meanings ascribed to such terms in the Plan.
Subject to Participant’s continuous service with the Company or a Subsidiary, Participant will vest in a number of shares of Stock subject to the Option on the vesting dates set forth in Appendix A (the “Vesting Dates”), determined based on the extent to which the performance goals set forth in Appendix A (each a “Performance Goal” and together the “Performance Goals”) are achieved during the performance periods beginning and ending on the dates set forth in Appendix A. Any portion of the Option that does not vest based on the achievement of the Performance Goal and Participant’s continued service shall be forfeited by Participant and cancelled by the Company. For the avoidance of doubt, all vesting is subject to Participant’s continued service with the Company or a Subsidiary through the Vesting Date(s).
By the Participant’s signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, any applicable sub-plan to the Plan for Participant’s country, and this Grant Notice which includes Exhibit A (the Agreement) and Exhibit B (the special provisions for Participant’s country, if any). The Participant has reviewed and fully understands all provisions of the Plan, any applicable sub-plan to the Plan for Participant’s country, and this Grant Notice in their entirety, including Exhibits A and B, and has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan, any applicable sub-plan to the Plan for Participant’s country, and this Grant Notice, including Exhibits A and B.

eBay Inc.	Date

[INSERT NAME]	Date

EXHIBIT A
to Notice of Grant of Stock Option
under the eBay Inc. 2008 Equity Incentive Award Plan

Stock Option Agreement
(Non-Qualified Stock Option)

Pursuant to the Notice of Grant of Stock Options (the “Grant Notice”) to which this Non-Qualified Stock Option Agreement (this “Agreement”) is attached, eBay Inc., a Delaware corporation (the “Company”), has granted to the Participant an option under the Company’s 2008 Equity Incentive Award Plan (the “Plan”) to purchase the number of shares of Stock indicated in the Grant Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice, as applicable. The Option is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
GRANT OF OPTION
1.1    Grant of Option. Effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to the Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, this Agreement and the Grant Notice (including all exhibits thereto).
1.2    Exercise Price. The Exercise Price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice; provided, however, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date.
PERIOD OF EXERCISABILITY
2.1    Commencement of Exercisability. Subject to Sections 2.2, 2.3, 4.13 and 4.15 of this Agreement, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice (including Appendix A, which is hereby incorporated herein by reference).
2.2    Effect of Termination of Service on Exercisability.
(a)No portion of the Option which has not become vested and exercisable as of the date of the Participant’s Termination of Service shall thereafter become vested and exercisable, as further described in Section 4.5(l) below.
(b)In the event of the Participant's Termination of Service for any reason except the Participant's death, Disability or for Cause, the portion of the Option which has become vested and exercisable as of the date of the Participant's Termination of Service may be exercised by the Participant for a period of three (3) months as measured from the date of Termination of Service, as further described in Section 4.5(l) below.
(c)In the event of the Participant's Termination of Service because of death or Disability (or in the event the Participant dies within three (3) months after Termination of Service other than for Cause or because of Disability), the portion of the Option which has become vested and exercisable as of the date of the Participant's Termination of Service may be exercised by the Participant (or by the Participant's personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution, in the case of the Participant's death) for a period of one (1) year as measured from the date of Termination of Service.

(d)In the event of the Participant's Termination of Service for Cause or for a reason that is comparable to Cause under local law as determined by the Committee at its sole discretion, this Option will expire on the date of the Participant's Termination of Service, as further described in Section 4.5(l) below, and no portion of the Option may be exercised thereafter.  For purposes of this provision, "Cause" shall mean any of the following: the commission of an act of theft, embezzlement, fraud, dishonesty, material violation of corporate policy, or a breach of fiduciary duty to the Company or a Subsidiary. The Company shall have the sole discretion to determine whether any Participant has been terminated for Cause, and its decision shall be final and binding.
(e)Notwithstanding the above provisions, no portion of the Option may be exercised by anyone after the expiration of the Option described in Section 2.3(a) below.
2.3    Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a)The expiration of ten (10) years from the Grant Date;
(b)The expiration of three (3) months from the date of the Participant’s Termination of Service, unless such termination occurs by reason of the Participant’s death or Disability or for Cause;
(c)The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of the Participant’s death or Disability; or
(d)The date of the Participant’s Termination of Service for Cause.
EXERCISE OF OPTION
3.1    Person Eligible to Exercise. During the Participant’s lifetime, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.3 above, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
3.2    Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following:
(a)An exercise notice in a form specified by the Company, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Company;
(b)The receipt by the Company of full payment of the Exercise Price for the shares of Stock with respect to which the Option or portion thereof is exercised, which may be in one or more of the forms of consideration permitted under Section 3.3 below, as well as payment of any Tax-Related Items as defined in Section 4.4 below;

(c)Any other written representations as may be required in the Company’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule, or regulation.
Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
3.3    Method of Payment. Payment of the Exercise Price may be by any of the following, or a combination thereof:
(a)Cash (or cash equivalent acceptable to the Committee); or
(b)Delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payment required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale (a “cashless exercise” or “same day sale”); or
(c)Shares of Stock (including shares of Stock issuable pursuant to the exercise of the Option) having a Fair Market Value on the date of delivery equal to the aggregate payment required.
The Company reserves the right to restrict the available methods of payment to the extent it determines in its sole discretion that such restriction is required to comply with local law or desirable for the administration of the Plan, or to otherwise modify the available methods of payment to the extent permitted under the terms of the Plan.
3.4    Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. Such shares of Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:
(a)The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;
(b)The completion of any registration or other qualification of such shares of Stock under any local, state, federal or foreign law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Company shall, in its absolute discretion, deem necessary or advisable;
(c)The obtaining of any approval or other clearance from any local, state, federal or foreign governmental agency which the Company shall, in its absolute discretion, determine to be necessary or advisable;
(d)The receipt by the Company of full payment of the Exercise Price for such shares of Stock and full payment of any Tax-Related Items; and

(e)The lapse of such reasonable period of time following the exercise of the Option as the Company may from time to time establish for reasons of administrative convenience.
3.5    Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 12.1 of the Plan.
OTHER PROVISIONS
4.1    Administration. The Committee or its delegates shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made in good faith by the Committee or its delegates shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board (or their delegates) shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.
4.2    Option Not Transferable. Unless otherwise permitted by the Committee in accordance with Section 10.4 of the Plan, this Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.
4.3    Adjustments. The Participant acknowledges that the Option is subject to modification and termination in certain events as provided in this Agreement and the Plan.
4.4    Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant as a result of participation in the Plan (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant may direct the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (ii) withholding from proceeds of the sale of shares of Stock acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in shares of Stock to be issued at exercise of the Option.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares of Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes the Participant will be deemed to have been issued the full number of shares of Stock subject to the exercised portion of the Option, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
4.5    Nature of Grant. In accepting the Option, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
(c)all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d)the Participant is voluntarily participating in the Plan;
(e)the grant of the Option and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary and shall not interfere with the ability of the Company, the Employer or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);
(f)the Option and any shares of Stock subject to the Option are not intended to replace any pension rights or compensation;
(g)the Option and any shares of Stock subject to the Option, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(h)the future value of the shares of Stock subject to the Option is unknown and cannot be predicted with certainty;
(i)if the shares of Stock subject to the Option do not increase in value, the Option will have no value;
(j)if the Participant exercises the Option and acquires shares of Stock, the value of such Stock may increase or decrease, even below the Exercise Price;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the Participant’s Termination of Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(l)in the event of the Participant’s Termination of Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s right to vest in the Option, if any, will terminate effective as of the date that the Participant is no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); furthermore, in the event of the Participant’s Termination of Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s right to exercise the Option after Termination of Service, if any, will be measured by the date that the Participant is no longer actively providing services and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option; and
(m)neither the Company, the Employer nor any Subsidiary will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any shares of Stock acquired under the Plan.
4.6    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the shares of Stock subject to the Option. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
4.7    Insider Trading Restrictions/Market Abuse Laws.  The Participant acknowledges that, depending on his or her country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant's country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and that the Participant is advised to speak to his or her personal legal advisor on this matter.

4.8    Data Privacy. The Participant hereby voluntarily consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to E*Trade Corporate Financial Services, Inc. and or its affiliates (“E*Trade”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan including any requisite transfer of such Data as may be required to a broker or other third party until which the Participant may elect to deposit any shares of Stock received upon exercise of the Option. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s regional human resources (“MyHR”) representative. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her MyHR representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her MyHR representative.

4.9    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of the Company’s authorized officer on the Grant Notice, and any notice to be given to the Participant shall be addressed to the Participant at the address given beneath the Participant’s signature on the Grant Notice. By a notice given pursuant to this Section 4.9, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service (or by an equivalent method with an internationally recognized delivery service).

4.10    Titles. Section titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.11    Governing Law; Choice of Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under such state’s conflict of laws rules.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
4.12    Conformity to U.S. Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the U.S. Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
4.13    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the Option in any material way without the prior written consent of the Participant.
4.14    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 4.1 above, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
4.15    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.16    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
4.17    Language. If the Participant has received this Agreement or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
4.18    Severability. The provisions of this Agreement are severable and if any provision is determined to be illegal or otherwise unenforceable, then such provision will be enforced to the maximum extent possible and the remaining provisions will be fully effective and enforceable.
4.19    Exhibit B. The Option shall be subject to any special provisions set forth in Exhibit B for the Participant’s country, if any. If the Participant relocates to one of the countries included in Exhibit B during the life of the Option or while holding shares of Stock acquired upon exercise of the Option, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Agreement.
4.20    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and the shares of Stock acquired upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
4.21    Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
4.22    Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, and to the extent the Participant is or becomes subject to U.S. federal income taxation, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”) in order for the Option to be exempt from Section 409A. The Committee may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the exemption requirements under Section 409A.
4.23    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.

APPENDIX A
TO PERFORMANCE BASED STOCK OPTION AWARD GRANT NOTICE
Performance and Time-Based Vesting Conditions
1.Performance Period and Performance Years. The Performance Period with respect to which the [_____] (as defined below) Goals may be achieved is the period commencing on January 1, [●] and ending on December 31, [●] (the “Performance Period”). The [_____] Goals are annual goals and determination of whether the goals have been met will be assessed annually with respect to calendar years [●], [●] and [●] (each a “Performance Year” and, together, the “Performance Years”).
2.Determination of Performance. As soon as reasonably practicable following the completion of each Performance Year, the Committee shall determine the extent to which a [_______] Goal set forth below has been achieved in such Performance Year. If a [_______] Goal is achieved, the corresponding “Percentage of Option Earned,” set forth in the table below, will be deemed to be an “Earned Option.”

Performance Levels	[_____] Performance Goals ($ [Billions])	Percentage of Option Earned
Unlock #1 “Threshold”	[●]	25%
Unlock #2 “Target”	[●]	50%
Unlock #3	[●]	75%
Unlock #4	[●]	100%

No portion of the Option shall be deemed an Earned Option if the “Threshold” [_____] Goal is not achieved. Each of the four [_____] Goals may only be achieved once (i.e., once a [_____] Goal has been achieved, the number of Earned Options will not increase unless the next highest Performance Level is achieved). For example, if the “Threshold” [_____] Goal were to be achieved in 2022, the “Threshold” [_____] Goal were to be achieved in 2023, and the “Target” [_____] Goal were to be achieved in 2024, the number of Earned Options on each of the three Vesting Dates would be 25% on the first Vesting Date, it would remain 25% on the second Vesting Date, and it would increase to 50% on the third Vesting Date. Additionally, for clarity, the Earned Option percentage is a cumulative percentage (i.e., in the example above, a total of 50% of the Option would be deemed to be an Earned Option).
3.Vesting of Option. The number of shares of Stock with respect to which the Option will vest on each Vesting Date (subject to Participant’s continued service with the Company or a Subsidiary), which will be determined annually before March 15th following each Performance Year, will be equal to (a) the applicable Time-Vesting Percentage (as defined below) multiplied by the Aggregate Earned Options (as defined below) as of such Vesting Date (rounded up to the nearest whole share, provided that in no event will the amount that vests exceed the total number of shares of Stock subject to the Option), minus (b) a number of shares of Stock subject to the Option with respect to which the Option has already vested prior to such Vesting Date. For example, using the same facts described above, and assuming the total number of Options granted was 100, on March 15th, 2023, the Option would vest with respect to 9 shares (33.33% x 25 Aggregate Earned Options, rounded up to the nearest whole share), on March 15th, 2024, the Option would vest with respect to an additional 8 shares (66.66% x 25 Aggregate Earned Options, rounded up to the nearest whole share (17 shares), less the 9 that previously vested) and on March 15th, 2025, the Option would vest with respect to an additional 33 shares (100% x 50 Aggregate Earned Options, less the 17 that previously vested).

4.Change in Control; Qualifying Termination. If a Change in Control occurs before the Performance Period has been completed, notwithstanding anything to the contrary in the eBay Inc. Change in Control Severance Plan for Key Employees the “Change in Control Severance Plan”), then on and after the date of the Change in Control, the number of Earned Options shall be equal to the greater of the “Target” number of Options (50% of the total number of shares of Stock subject to the Option) and the number of Options that became Earned Options based on performance in any completed Performance Year. After a Change in Control, the Award shall no longer be subject to performance-based vesting conditions and the number of unvested Earned Options determined pursuant to the preceding sentence shall remain unvested, with vesting subject to Participant’s continued service with the Company or a Subsidiary through the applicable Vesting Date. For clarity, any portion of the Option that was an Earned Option as of the date of a Change in Control or that becomes an Earned Option pursuant to this Section 4 shall be deemed to an equity award that vests based solely on continued service for purposes of the Change in Control Severance Plan. Additionally, if Participant’s employment terminates (a) due to Participant’s death or Disability (as that term is defined in the eBay Inc. SVP and Above Standard Severance Plan (the “Standard Severance Plan”)) or (b) for any other reason that entitles Participant to severance benefits under the Standard Severance Plan, Participant shall vest as of the date of termination in any then unvested portion of the Aggregate Earned Options (as of the date of termination), if any, that otherwise would have become vested pursuant to their ordinary vesting schedule within the [12]1 calendar months following the date of termination (including any partial month in which the termination occurs). Notwithstanding anything to the contrary in the Change in Control Severance Plan or the Standard Severance Plan relating to the ability to settle equity awards in shares of Stock, cash or a combination of shares of Stock and cash, such provisions shall not apply to the Option (i.e., the Option will vest as described above, but the Option will not be settled in shares of Stock, cash or a combination of shares of Stock and cash).
5.Definitions. For the purpose of this Appendix A, the following terms shall be defined as follows:
a.[_____].
b.“Aggregate Earned Options” means a number of shares of Stock subject to the Option equal to (i) the applicable “Percentage of Option Earned” as set forth in the table in Section 2 multiplied by (ii) the total number of shares subject to the Option, with the resulting number of shares rounded up to the nearest whole share, if the foregoing formula results in a fractional share (provided that in no event will the Aggregate Earned Options exceed the total number of shares of Stock subject to the Option).
c.[_____].
d.[_____].
e.“Time Vesting Percentage” means: (i) 33.33% with respect to the March 15, [●] Vesting Date (ii) 66.66% with respect to the March 15, [●] Vesting Date, and (iii) 100% with respect to March 15, [●] Vesting Date.
f.“Vesting Date” means each of March 15, [●], March 15, [●] and March 15, [●].

1 24 for the CEO and 18 for the CFO.